Exhibit 99.1

FOR RELEASE: February 27, 2012

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Donna Alston

Director, Communications

610.645.1095

dpalston@aquaamerica.com

AQUA AMERICA REPORTS INCREASE IN FOURTH QUARTER AND YEAR-END EARNINGS

12th straight year of improved net income

20th straight year of dividend increases

BRYN MAWR, PA, February 27, 2012 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter and year ending December 31, 2011. For the full year 2011, income from continuing operations (a GAAP financial measure) increased 22.5 percent to $144.8 million from $118.2 million, and corresponding diluted income from continuing operations per common share increased 20.9 percent to $1.04 from $0.86 in 2010. Operating revenues for 2011 totaled $712.0 million, an increase of 4.2 percent from revenues of $683.4 million in the same period of 2010.

Net income for 2011 increased 15.4 percent to $143.1 million from $124.0 million, and corresponding diluted earnings per share increased 14.4 percent to $1.03 from $0.90 in 2010, on one percent more shares outstanding. Full-year net income and cash generation were positively impacted by the net state tax benefits of $14.8 million from the 100 percent bonus depreciation resulting from the regulatory treatment afforded to such items and offset by a deferred income tax charge of $7.3 million associated with the planned sales of the company’s Maine and New York subsidiaries.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “Aqua systems had strong operating and financial performance in 2011 from its core operations. Income from continuing operations per common share before net state income tax benefit associated with 100 percent bonus depreciation (a non-GAAP financial measure) for the full year 2011 was very strong, increasing to $0.94 from $0.86 in 2010. The company was able to achieve these improved financial results, while working diligently to rationalize our portfolio of operations to improve economies of scale and enhance our long-term ability to provide excellent service and quality water to our customers. In addition, we continue to make prudent investments in infrastructure and intend to continue to execute our growth-through-acquisition strategy in 2012, which has provided the core for our earnings growth for more than a decade.”

The December 1, 2011 dividend was increased 6.5 percent to $0.165 per share—the 21st increase in the last 20 years. The Board of Directors recently declared a quarterly cash dividend payment of $0.165 per share payable on March 1, 2012, to all shareholders of record on February 17, 2012. Aqua has paid a consecutive quarterly dividend for more than 65 years.

For the quarter ending December 31, 2011, income from continuing operations grew 17.1 percent to $32.0 million from $27.3 million in the same quarter of 2010. Income from continuing operations per diluted common share (a GAAP measure) for the quarter was $0.23 versus $0.20 for the same period in 2010, an increase of 15 percent on 0.9 percent more shares outstanding. Operating revenues increased 2.5 percent to $172.7 million compared to $168.4 million in the same period of 2010.

Fourth quarter net income and cash generation were positively impacted by the net state tax benefits of $3.6 million from the 100 percent bonus depreciation for the quarter resulting from the regulatory treatment afforded to such items in Pennsylvania. As a result net income per diluted share was $0.24, versus $0.21 in the same period of 2010, a 14.3 percent increase on 0.9 percent more shares outstanding.

“Throughout 2011, management was diligent in working to control operating costs and they continue to focus on limiting expense growth. I am confident in our ability to continue to improve our industry-leading operations and maintenance expense to revenue ratio, which at 38.0 percent for the year compares favorably to 38.7 percent during the same period of 2010,” said DeBenedictis.

Aqua America has continued to expand its operations and completed 10 acquisitions of water and wastewater utility systems this year. The company continues to follow its growth strategy of expansion in areas where it has critical mass and pruning operations that do not fit into the company’s future growth plans. In 2011, the company announced plans to expand in the energy-rich states of Texas (5,300 customers) and Ohio (57,000 customers) through the purchase of American Water Works Company, Inc. (NYSE: AWK) operations in these states. Due to the lack of economies of scale, Aqua sold its Missouri utility operations (3,700 customers), to American Water Works in May 2011. In July 2011, Aqua announced plans to sell its New York operations (51,000 customers) to American Water Works as well as the sale of its Maine operations (16,000 customers) to Connecticut Water Service, Inc. (NASDAQ: CTWS). The company expects to recognize a book gain on the Maine transaction in the first quarter of the year as the sale was completed January 1, 2012. Following the upcoming sale of New York, Aqua America will have concentrated its regulated operations in nine states (Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Florida, Indiana and Virginia), along with a small unregulated operation in Georgia.

The company invested a record $331 million in infrastructure improvements as part of its capital investment program in 2011. “I am pleased the company continues to make the necessary long-term improvements in our water and wastewater infrastructure systems, which will continue to enhance water quality and improve service reliability for our customers,” said DeBenedictis. “Our capital investment program will continue at similar levels in 2012, as the company plans to again prudently invest more than $300 million for utility system infrastructure and environmental improvements. To date, Aqua America has invested in four solar farms which reflect the company’s commitment to sustainability and benefits all of the company’s stakeholders.”

In 2011, the company received rate awards in Indiana, North Carolina, Ohio and Pennsylvania and infrastructure surcharges or other pass-through charges in various states estimated to increase annualized revenues by $26.2 million. “So far in 2012, Aqua America subsidiaries have already received rate awards estimated to increase annualized revenues by $10.9 million and other state subsidiaries currently have approximately $58.6 million of rate cases pending before state regulatory bodies,” said DeBenedictis. “In addition, Aqua is expecting to seek rate relief later this year in five states, which is expected to positively impact 2012 and 2013 results. These rate filings are needed to recover capital (infrastructure) investments and increased operating expenses since previous rate filings.” The timing and extent to which these rate requests might be granted by the applicable regulatory agencies will vary by state.

In September, Aqua America announced a joint venture with Penn Virginia Resource Partners, L.P. to construct and operate a private pipeline system to supply fresh water to certain natural gas producers drilling in the Marcellus Shale in north-central Pennsylvania. The 18-mile long first segment of the system is near completion and is expected to begin supplying water to Range Resources by the end of the first quarter.

At year-end, Aqua America’s weighted average cost of long-term debt was 5.17 percent and the company had $96 million available on its credit lines. “The ability to access low-cost financing to fund infrastructure improvements is a reflection of the company’s financial strength. In 2011, we were able to successfully lower our embedded cost of fixed-rate long term debt for the 12th consecutive year, which was down to 5.30 from 5.36 percent at the end of 2010,” said DeBenedictis. In January 2012, Standard and Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary. Of the 235 electric, gas and water utilities rated by Standard & Poor’s, only three have higher ratings than Aqua Pennsylvania.

In December, Aqua’s Board of Directors approved a reorganization of the company’s top management, which will structure the leadership team to best provide superior service to customers, create new opportunities to grow top and bottom lines, and develop a roadmap for sound succession planning. The announcement included the extension of DeBenedictis’ employment contract through mid-2015. DeBenedictis said, “I am honored to have been asked to continue to serve the company. The elevation of three senior officers to executive vice presidents will help drive value for the company’s customers and shareholders with a focus in three key areas: corporate development, operations and capital investments.”

The Board appointed Chris Franklin, Karl Kyriss, and Dave Smeltzer, as executive vice presidents effective January 1, 2012. Franklin is responsible for the regulated operations throughout the company, Kyriss has the primary role of pursuing unregulated opportunities and acquisitions of municipal and regulated water and wastewater operations, and Smeltzer will continue as CFO while expanding his involvement in investor relations.

Aqua’s conference call with financial analysts will take place on Tuesday, February 28, 2012 at 11 a.m. Eastern Standard Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 28, 2012 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 4121817). International callers can dial 719.457.0820 (pass code 4121817).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, New York, Florida, Virginia, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the continuation of the company’s business model and strategy and the projected impacts of that strategy, the expectation for improvement in the operations and maintenance expense to revenue ratio, the continuation of the company’s growth strategy, the expected gain from the sale of Maine, the expected sale of the company’s New York operations, the continuation of the company’s capital investment program and the amount of capital spending by the company planned for 2012, the company’s plans to file future rate increases and the timing of the impact of such cases, the anticipated timing of the Marcellus Shale water pipeline project and the anticipated impacts of the recent reorganization. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

# # #

WTRF

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following table shows selected operating data for the quarter and year ended December 31, 2011 and 2010 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating revenues	$172,700	$168,435	$711,956	$683,438

Income from continuing operations	$32,005	$27,324	$144,762	$118,197
Income (loss) from discontinued operations	2,000	1,534	(1,693)	5,778

Net income attributable to common shareholders	$34,005	$28,858	$143,069	$123,975

Income from continuing operations per share:
Basic	$0.23	$0.20	$1.05	$0.86
Diluted	$0.23	$0.20	$1.04	$0.86

(Loss) income from discontinued operations per share:
Basic	$0.01	$0.01	$(0.01)	$0.04
Diluted	$0.01	$0.01	$(0.01)	$0.04

Net income per common share:
Basic	$0.25	$0.21	$1.04	$0.91
Diluted	$0.24	$0.21	$1.03	$0.90

Basic average common shares outstanding	138,478	137,386	138,182	136,948
Diluted average common shares outstanding	139,150	137,904	138,689	137,296

Aqua America, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating revenues	$172,700	$168,435	$711,956	$683,438

Cost & expenses:
Operations and maintenance	69,981	66,464	270,516	264,647
Depreciation	26,713	26,672	106,671	104,307
Amortization	936	2,571	5,271	11,815
Taxes other than income taxes	10,562	10,161	43,688	42,322

Total	108,192	105,868	426,146	423,091

Operating income	64,508	62,567	285,810	260,347

Other expense (income):
Interest expense, net	19,345	18,973	77,802	73,391
Allowance for funds used during construction	(1,486)	(968)	(7,196)	(4,863)
Gain on sale of other assets	(174)	(253)	(649)	(2,547)

Income from continuing operations before income taxes	46,823	44,815	215,853	194,366
Provision for income taxes	14,818	17,491	71,091	76,169

Income from continuing operations	32,005	27,324	144,762	118,197

Discontinued operations:
Income from discontinued operations before income taxes	2,952	2,583	9,220	9,703
Provision for income taxes	952	1,049	10,913	3,925

Income (loss) from discontinued operations	2,000	1,534	(1,693)	5,778

Net Income attributable to common shareholders	$34,005	$28,858	$143,069	$123,975

Net income attributable to common shareholders	$34,005	$28,858	$143,069	$123,975
Other comprehensive income, net of tax:
Unrealized holding gain (loss) on investments	267	414	(10)	1,588
Reclassification adjustment for gain reported in net income	(76)	(39)	(232)	(1,369)

Comprehensive income	$34,196	$29,233	$142,827	$124,194

Income from continuing operations per share:
Basic	$0.23	$0.20	$1.05	$0.86
Diluted	$0.23	$0.20	$1.04	$0.86

Income (loss) from discontinued operations per share:
Basic	$0.01	$0.01	$(0.01)	$0.04
Diluted	$0.01	$0.01	$(0.01)	$0.04

Net income per common share:
Basic	$0.25	$0.21	$1.04	$0.91
Diluted	$0.24	$0.21	$1.03	$0.90

Average common shares outstanding:
Basic	138,478	137,386	138,182	136,948

Diluted	139,150	137,904	138,689	137,296

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(In thousands, except per share amounts)

(Unaudited)

This press release includes a presentation of “income from continuing operations before net state income tax benefit associated with 100 percent bonus depreciation” and “diluted income from continuing operations per common share before net state income tax benefit associated with 100 percent bonus depreciation” (net state income tax benefit associated with 100 percent bonus depreciation is referred to herein as the “special item”). These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.

The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance excluding the special item, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results and to assess the underlying profitability of our core business. As currently enacted, 100 percent bonus depreciation is in effect for qualifying capital additions placed in service from September 8, 2010 through December 31, 2011.

The reconciliation of the non-GAAP financial measures to the comparable U.S. GAAP results provided for each period are presented below:

Aqua America, Inc. and Subsidiaries

Income Excluding Net State Income Tax Benefit Associated with 100% Bonus Depreciation

(In thousands, except per share amounts)

(A Non-GAAP, Unaudited Number)

	September 30,	September 30,	September 30,	September 30,
	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Income from continuing operations (GAAP measure)	$32,005	$27,324	$144,762	$118,197
Less: Net state income tax benefit associated with 100% bonus depreciation	3,607	—	14,800	—

Income from continuing operations attributable to common shareholders before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$28,398	$27,324	$129,962	$118,197

Income from continuing operations per common share (GAAP measure):
Basic	$0.23	$0.20	$1.05	$0.86
Diluted	$0.23	$0.20	$1.04	$0.86

Income from continuing operations per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.21	$0.20	$0.94	$0.86
Diluted	$0.20	$0.20	$0.94	$0.86

Average common shares outstanding:
Basic	138,478	137,386	138,182	136,948

Diluted	139,150	137,904	138,689	137,296

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
Net property, plant and equipment	$3,612,926	$3,357,357
Current assets	320,453	301,518
Regulatory assets and other assets	415,041	413,591

	$4,348,420	$4,072,466

Total equity	$1,251,817	$1,174,826
Long-term debt, excluding current portion	1,395,457	1,491,370
Current portion of long-term debt and loans payable	188,200	117,755
Other current liabilities	237,473	205,520
Deferred credits and other liabilities	1,275,473	1,082,995

	$4,348,420	$4,072,466